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                                                        EXHIBIT 4.3

                               AMENDMENT NO. 3
               TO THE BOWATER INCORPORATED/CAROLINA DIVISION
                       HOURLY EMPLOYEES' SAVINGS PLAN


            The Bowater Incorporated/Carolina Division Hourly Employees' Savings Plan, as Amended and Restated Effective January 1, 1989 (the "Plan") is hereby amended to change the definition of Employer and the Plan name, effective July 1, 1996, by amending and restating Sections 1.16 and 1.28 as follows:

               1.16 EMPLOYER: Bowater Incorporated/Coated
               Paper and Pulp Division, or any successor by merger, purchase or otherwise with respect to its Employees, or any Affiliated Company which the Board shall designate as an Employer for purposes of this Plan, upon such terms and conditions as said Board shall determine and with the approval of the board of directors or officers of such Affiliated Company.

               1.28 PLAN: The Bowater Incorporated/Coated
               Paper and Pulp Division Hourly Employees' Savings Plan as set forth herein, and as it may be amended from time to time.


            IN WITNESS WHEREOF, Bowater Incorporated has caused
       this amendment to be executed by its duly authorized officer on the 7th day Of October , 1996.
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                                    BOWATER INCORPORATED




                                    By: /s/ Richard F. Frisch
                                       ---------------------------------
                                       Richard F. Frisch
                                       Vice President - Human Resources